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                                                                    EXHIBIT 10.3
                      ADVANCED LIGHTING TECHNOLOGIES, INC.
                                32000 AURORA ROAD
                                SOLON, OHIO 44139




                                                   Dated as of December 22, 1998



To the Administrative Agent
         and each of the Lenders party to
         the Credit Agreement
         referred to below

                           RE: CREDIT AGREEMENT, DATED AS OF JANUARY 2, 1998, WITH ADVANCED LIGHTING TECHNOLOGIES, INC.

Ladies and Gentlemen:

         Referring to (i) the Credit Agreement, dated as of January 2, 1998, as amended (the "CREDIT AGREEMENT"; with the terms defined therein being used herein with the same meanings unless otherwise defined herein), among Advanced Lighting Technologies, Inc., an Ohio corporation (the "BORROWER"), the Lenders named therein (the "LENDERS"), and National City Bank, as Administrative Agent (the "ADMINISTRATIVE AGENT") for the Lenders thereunder, and (ii) the Borrower's request made December 18, 1998, for a temporary amendment to sections 9.7, 9.8 and 9.11 of the Credit Agreement, this letter will confirm that during the period (the "TEMPORARY AMENDMENT PERIOD") from the date hereof through the earlier of (1) February 14, 1999, and (2) the effective date of any amendment of the Credit Agreement which may be entered into by the parties hereto subsequent to the date hereof in accordance with section 13.12 of the Credit Agreement, the Credit Agreement is hereby amended to reflect the following:

                  1. The maximum ratio of Total Indebtedness to EBITDA, as referred to in section 9.7(a) of the Credit Agreement, shall be 7.50 to 1.00.

                  2. The maximum ratio of Total Adjusted Senior Secured Indebtedness to EBITDA, as referred to in section 9.7(b) of the Credit Agreement, shall be 2.50 to 1.00.

                  3. The minimum Interest Coverage Ratio, as referred to in
         section 9.8 of the Credit Agreement, shall be 2.00 to 1.00.

                  4. The minimum Consolidated Tangible Net Worth, as referred to in section 9.11 of the Credit Agreement, shall be $65,000,000.


                  5. The computations of the covenants referred to in the preceding paragraphs 1, 2 and 3 shall be made after excluding special charges for the fiscal quarter ended December 31, 1998 in an amount not to exceed $21,000,000. The computations of the covenants referred to in the preceding paragraphs 1, 2, 3 and 4 shall be made after excluding a charge made in or for such fiscal




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          quarter related to discontinued operations in an amount not to exceed
          $3,000,000. In determining compliance with the covenant referred to in paragraph 4 above, there shall be no deduction from Consolidated Tangible Net Worth in respect of a promissory note in the original principal amount of $9,000,000 issued by Wayne Hellman to the Borrower.

After the expiration of the Temporary Amendment Period, the amendments to the Credit Agreement set forth in paragraphs 1 through 5 above shall have no further force or effect, and the Credit Agreement shall remain in full force and effect without regard to any changes or modifications thereto effected pursuant to the above paragraphs 1 through 5 of this letter.

         Notwithstanding anything to the contrary contained in section 2.7(g) of the Credit Agreement, effective on December 22, 1998 and continuing thereafter until changed by the Borrower, all of the Lenders and the Administrative Agent pursuant to an amendment to the Credit Agreement entered enter into as contemplated by section 13.12 of the Credit Agreement, as to all Loans then or thereafter outstanding, the Applicable Prime Rate Margin will be 50 basis points per annum and the Applicable Eurocurrency Margin will be 300 basis points per annum.

         Notwithstanding anything to the contrary contained in the Credit Agreement, effective on December 22, 1998 and continuing thereafter until changed by the Borrower, all of the Lenders and the Administrative Agent pursuant to an amendment to the Credit Agreement entered enter into as contemplated by section 13.12 of the Credit Agreement, no additional Borrowings may be incurred, or Letters of Credit issued or increased in amount, if after giving effect thereto the sum of (x) the aggregate principal amount of all outstanding Loans, and (y) the Letter of Credit Outstandings, would exceed $55,000,000.

         The Borrower hereby confirms that the Lenders and the Administrative Agent have made no promises or other undertakings, written or oral, to enter into any amendment or other modification of the Credit Agreement, except (if this letter becomes effective as provided below) for the specific amendments set forth in this letter.

         This letter may be executed in multiple counterparts, and by different parties on separate counterparts, each of which shall be an original and all of which collectively shall constitute one and the same agreement.

         If you are in agreement with the foregoing, please sign a counterpart of this letter and return it to the Administrative Agent. Upon receipt by the Administrative Agent of (i) a counterpart of this letter manually signed by the Borrower, and original or facsimile counterparts of this letter signed by all of the Lenders and the Administrative Agent, and (ii) payment by the Borrower to the Administrative Agent of a nonrefundable amendment fee of $75,000, for prompt distribution PRO RATA to the Lenders in proportion to their Commitments, this letter shall become effective and shall constitute a binding obligation of the Borrower, the Lenders and the Administrative Agent.

                                           Very truly yours,


                                           ADVANCED LIGHTING TECHNOLOGIES, INC.


                                           By: /s/ Nicholas R. Sucic
                                               ---------------------------
                                               Nicholas R. Sucic
                                               Chief Financial Officer


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Accepted and Agreed:



NATIONAL CITY BANK,                             NBD BANK
  individually and as Administrative Agent


By:/s/                                          By: /s/
   ------------------------------------            ---------------------------
      Senior Vice President                        Title:



PNC BANK, NATIONAL ASSOCIATION            NATIONAL BANK OF CANADA,
                                            a Canadian Chartered Bank,
                                            Cleveland Representative Office

By:/s/                                   By: /s/
   ------------------------------------     ---------------------------
   Title                                    Title:



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